Exhibit 10.10

January 29, 2009

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (hereinafter referred to as “Agreement”) is made and entered into by and between Bill Bettencourt (hereinafter referred to as “Bettencourt”), and TeleNav, Inc. (hereinafter referred to as “Company”).

WHEREAS, Bettencourt and the Company desire to settle fully and finally any and all claims of Bettencourt arising out of Bettencourt’s employment with the Company and his termination therefrom;

WHEREAS, the Company has decided to terminate Bettencourt’s employment effective January 27, 2009, but in order to ease his transition from employment and in exchange for the promises and conditions contained herein, has agreed to continue his employment through July 1, 2009 and allow his resignation on that date (“Termination Date”);

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, and to avoid unnecessary litigation, it is hereby agreed by and between the parties as follows:

1. In consideration for this Agreement:

a. The Company shall allow Bettencourt to remain employed through July 1, 2009 to assist him in finding alternate employment (“Severance Period”). Bettencourt agrees that the Company has no obligation to employ him through this period and that this additional period of employment shall serve as sufficient consideration for this Agreement. The Company shall pay Bettencourt his regular monthly base salary of Twenty Thousand Eight Hundred Thirty Three Dollars and Thirty Three Cents ($20,833.33), less regular withholdings, for each month of the five month Severance Period. This amount shall be paid on a semi-monthly basis through the Company’s regular payroll cycle via direct deposit or a check shall be mailed to Bettencourt’s home address within five business days of the pay date.

b. Bettencourt agrees that the terms of this Agreement supersede and serve as a novation and/or modification of the Offer Letter and Agreement signed by the parties on or about October 6, 2006 as well as the December 29, 2008 Amendment to the Offer Letter signed by the parties, and that Bettencourt shall not be owed any severance or COBRA amounts identified in that Offer Letter, as those obligations are superseded by this Agreement.

c. In addition to the foregoing consideration, the Company shall pay Bettencourt’s current health insurance benefits through the end of the last month of the Severance Period, that being through July 31, 2009. Thereafter, Bettencourt shall be eligible for continued health insurance coverage pursuant to the Consolidated Omnibus Reconciliation Act (“COBRA”), provided that after July 31, 2009 he continues to pay the required COBRA premiums.

d. In addition to the foregoing consideration, and provided that Bettencourt signs the Supplemental Release Agreement attached hereto as Exhibit A between June 15, 2009 and than July 1, 2009 and does not revoke that Supplemental Release Agreement, the Company shall pay him an additional one month’s severance of Twenty Thousand Eight Hundred Thirty Three Dollars and Thirty Three Cents ($20,833.33), less regular withholdings This additional severance shall be paid in a lump sum by check made payable to Bill Bettencourt, and shall be delivered to Bettencourt’s home address, postmarked between the 10th and 15th day following his execution of the Supplemental Release Agreement.

2. During the Severance Period, Bettencourt shall not earn any additional employment benefits and shall not further vest in any stock options. More specifically, Bettencourt shall not be eligible for any bonus amounts, overtime, commissions, incentive compensation, sick pay, vacation pay, paid time off, or other benefits that are available to other Company employees. In addition, Bettencourt is not authorized to act on behalf of the Company during the Severance Period, and shall not represent to any third party that he has the authority to act on behalf of the Company. During the Severance Period, Bettencourt may be required to perform special assignments from time to time, during normal business hours, but shall not be required to work full time hours.

3. Bettencourt specifically agrees that he has been paid all benefits due and owing to him under the terms of the original Offer Letter and the December 29, 2008 Amendment to the Offer Letter, including the amounts specified in the third and fifth bullet points of the January 27, 2009 memo; however, the earned portion of the prorated cash bonus totaling $49,185.50 specified in paragraph (d) of the January 27, 2009 memo has not been paid and will be paid within 5 days after June 30, 2009 Such payment will be after any required tax withholdings. Bettencourt also agrees that he has been previously paid the value of any accrued and unused vacation and all final wages. Bettencourt further agrees that he is owed no more compensation of any kind from the Company, and further agrees that other than the amounts specifically described herein, he has been paid all wages, bonuses, severance, incentive compensation, vacation and any other amounts due and owing to him in connection with his employment with the Company.

4. Bettencourt acknowledges and agrees that the Company has made no representations to him regarding the tax consequences of any amounts received by him pursuant to this Agreement. Bettencourt agrees to pay federal or state taxes that are required by law to be paid with respect to this Agreement.

5. Bettencourt agrees that the foregoing shall constitute an accord and satisfaction and a full and complete settlement of his claims, shall constitute the entire amount of monetary consideration provided to him under this Agreement, and that he will not seek any further compensation for any other claimed damage, costs or attorneys’ fees in connection with the matters encompassed in this Agreement.

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6. Bettencourt understands and agrees that pursuant to the terms of his Offer Letter, he will have one (1) year from the originally proposed termination date, January 27, 2009, to exercise his vested options, currently Two Million Four Hundred Fifty Nine Thousand Two Hundred Fifty Eight (2,459,258) shares. If and when Bettencourt desires to exercise his vested options, upon signing of an appropriate non-disclosure agreement, Company will cooperate to provide Bettencourt reasonable information regarding the current financial status of Company. Bettencourt understands that Company will provide only historical information and will not make any forecasts or representations about the future of Company business, and it will be at Bettencourt’s sole decision to rely or not rely on the data as part of his option exercise decision. Bettencourt understands that IRS regulations may convert any non-exercised/vested ISO options to non-qualified options for tax purposes. Bettencourt further understands and agrees that except for the one year exercise period, all other terms of the Telenav Stock Option Plan shall control. In addition, with respect to the stock options, Bettencourt hereby agrees as follows;

a. Employee hereby agrees that Employee shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common stock (or other securities) of the Company now or hereafter owned by Employee, whether beneficially or otherwise (collectively, the “Securities”), or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Securities (other than those included in the registration) for a period specified by the representative of the underwriters of common stock (or other securities) of the Company not to exceed one hundred and eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act of 1933, as amended (the “Securities Act”) (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto).

b. Employee agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of common stock (or other securities) of the Company, Employee shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations in this section shall not apply to a registration relating

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solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the Securities until the end of said one hundred and eighty (180) day (or other) period. This section shall be binding on Employee and the successors, heirs, personal representatives and assigns of Employee. Employee agrees that any transferee of the securities shall agree in writing to be bound by the terms of this section.

c. In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of Securities if such transfer would constitute a violation or breach of this section. This section may not be amended or terminated except as agreed in writing by the Company and Employee.

d. Confidentiality. Employee acknowledges that the information received by him pursuant to his ownership of Securities may be confidential and for his use only, and he will not use such confidential information in any manner (including in violation of the Securities Exchange Act of 1934, as amended) or reproduce, disclose or disseminate such information to any other person (other than his tax or legal representatives having a need to know the contents of such information or pursuant to its disclosure obligation to such stockholders, investors, partners, and/or potential partners, and its attorneys), except (i) in connection with the exercise of rights he may have as a holder of the Securities, (ii) where such information has been made available to the public generally or (iii) where Employee is required to disclose such information by a governmental authority or law.

7. This Agreement, all of its terms, and all of the obligations of the Company contained herein are expressly contingent upon the condition that Bettencourt does not exercise his right of revocation as described in subparagraph (g) of paragraph 11 below.

8. Bettencourt represents that he will not file (or ask or allow anyone to file on his behalf), any charge, complaint, claim or lawsuit of any kind in connection with any claim released by this Agreement, except in defense of any charge, complaint, claim or lawsuit filed by the Company. This provision shall not apply, however, to any non-waivable charges or claims, including any that may be brought before any governmental agency. With respect to any such non-waivable claims, Bettencourt agrees to waive his right (if any) to any monetary or other recovery should any governmental agency or other third party pursue any claims on Bettencourt’s behalf, either individually, or as part of any collective action. Nothing herein shall preclude any claim Bettencourt may file alleging that the waiver of claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) was not knowing or voluntary.

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9. Bettencourt without limitation hereby irrevocably and unconditionally releases and forever discharges the Company, its officers, agents, directors, supervisors, employees, representatives, successors and assigns, and all persons acting by, through, under, or in concert with any of them from any and all charges, complaints, claims, causes of action, debts, demands, sums of money, controversies, agreements, promises, damages and liabilities of any kind or nature whatsoever, both at law and equity, known or unknown, suspected or unsuspected, anticipated or unanticipated (hereinafter referred to as “claim” or “claims”), arising from conduct occurring from November 1, 2006 through the date of this Agreement, including without limitation any claims incidental to or arising out of Bettencourt’s employment with the Company or the termination thereof. It is expressly understood by Bettencourt that among the various rights and claims being waived in this release are those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621. et seq.), Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (ADEA), the Older Workers Benefit Protection Act, the Family and Medical Leave Act, or any other federal, state or local law or regulation. This provision is intended by the parties to be all encompassing and to act as a full and total release of any claim, whether specifically enumerated herein or not, that Bettencourt might have or has had, that exists or ever has existed on or to the date of this Agreement.

10. The parties understand the word “claim” or “claims” to include without limitation all actions, claims and grievances, whether actual or potential, known or unknown, related, incidental to or arising out of Bettencourt’s employment with the Company and the termination thereof. All such claims, including related attorneys’ fees and costs, are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in contract or tort; any alleged unlawful act, any other claim or cause of action; and regardless of the forum in which it might be brought.

11. Bettencourt understands and agrees that he:

a. Has had the opportunity of a full twenty-one (21) days within which to consider this Agreement before signing it, and that if he has not availed himself of that full time period that he has failed to do so knowingly and voluntarily.

b. Has carefully read and fully understands all of the provisions of this Agreement.

c. Is, through this Agreement, releasing the Company and its officers, agents, directors, supervisors, employees, representatives, successors and assigns and all persons acting by, through, under, or in concert with any of them, from any and all claims, as defined in paragraph 10 above, he may have against the Company or such individuals.

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d. Knowingly and voluntarily agrees to all of the terms set forth in this Agreement.

e. Knowingly and voluntarily intends to be legally bound by the same.

f. Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his choice prior to signing this Agreement.

g. Has a full seven (7) days following the execution of this Agreement to revoke this Agreement, and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired. Should he choose to exercise his right of revocation, Bettencourt must provide notice to Kelly Green at (408) 245-3800 or kellyg@telenav.com, no later than close of business on the seventh (7th) day after his execution of this Agreement.

h. Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is signed are not waived.

12. Bettencourt and the Company both jointly stipulate and agree as a matter of fact that Bettencourt’ age played no part in any of the Company’s decisions or actions affecting Bettencourt. Bettencourt expressly acknowledges that he has had the opportunity of a full twenty-one (21) days within which to consider this Agreement before signing it, and that if he has not availed himself of that full time period, that he expressly waives this time period and will not assert the invalidity of this Agreement or any portion thereof on this basis.

13. Bettencourt agrees that he will now and forever keep the terms and monetary settlement amount of this Agreement completely confidential, and that he shall not disclose such to any other person directly or indirectly. As an exception to the foregoing, and the only exception, Bettencourt may disclose the terms and monetary settlement amount of this Agreement to Bettencourt’s attorney, tax advisor, accountant and immediate family (defined as and limited to spouse and children) who shall be advised of its confidentiality. Should any of the foregoing individuals disclose the terms and/or monetary settlement amount of this Agreement to any other person, such shall be considered an indirect disclosure in breach of this provision for which Bettencourt shall be liable. Notwithstanding the foregoing, Bettencourt may make such disclosures of the terms and monetary settlement amount of this Agreement as are required by law or as necessary for legitimate enforcement or compliance purposes.

14. Bettencourt agrees that the failure to comply with the terms of paragraph 13 above may amount to a material breach of this Agreement. In the event of such a breach, the Company will be entitled to all legal and equitable remedies available, including, but not limited to, injunctive relief.

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15. Bettencourt further acknowledges and agrees that his TELENAV, INC. PROPRIETARY INFORMATION AGREEMENT with the Company remains in full force and effect and is unaffected by this Agreement.

16. On or before the Termination Date, Bettencourt will deliver to the Company all documents, data and written proprietary information of any nature pertaining to the Company or its affiliated companies, and will not take from the Company or its affiliated companies any documents or data of any description or any reproduction containing or pertaining to any proprietary information nor utilize same.

17. Bettencourt agrees not to knowingly interfere with the Company’s relationship with employees, suppliers, customers or investors. Nothing herein shall preclude Bettencourt from being employed by or consulting with another company, including, without limitation, a competitor of the Company, provided that Bettencourt continues to abide by the terms of paragraph 15 above. Bettencourt also agrees to refrain from communicating any disparaging, derogatory, libelous or scandalous statements to any third party regarding the Company. Bettencourt further agrees that he will not hold himself out as an agent of the Company, or as having any authority to bind the Company.

18. This Agreement and compliance with this Agreement shall not be construed as an admission by the Company of any liability whatsoever, or as admission by the Company of any violation of the rights of Bettencourt, violation of any order, law, statute, duty or contract whatsoever. The Company specifically disclaims any liability to Bettencourt for any alleged violation of the rights of Bettencourt, or for any alleged violation of any order, law, statute, duty or contract on the part of the Company, or its employees or agents.

19. The parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties’ agents, attorneys or representatives with regard to the subject matter or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

20. This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Bettencourt expressly warrants that he has not transferred to any person or entity any rights or causes of action, or claims released by this Agreement.

21. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby and said illegal, unenforceable, or invalid term, part or provision shall be deemed not to be a part of this Agreement.

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22. With the exception of the TELENAV, INC. PROPRIETARY INFORMATION AGREEMENT, which shall remain in full force and effect and is unaffected by this Agreement, this Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements and understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. This Agreement may only be amended or modified by a writing signed by the parties hereto. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.

23. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

24. This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed by and under the laws of the State of California. The parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County in accordance with the JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. Either Bettencourt or the Company may initiate arbitration, but the party demanding arbitration must do so within one year of the time the dispute arose, or else said claim shall be deemed waived.

25. The parties agree that in any arbitration held to enforce or interpret the terms of this Agreement, and/or should it be necessary for either party to file a petition to compel arbitration, the arbitrator or the court, as the case may be, shall have the authority to award the prevailing party reasonable attorneys’ fees and costs. Said attorneys’ fees and costs shall extend to any appeal process related hereto and to the enforcement and collection of any court judgment and any execution related thereto.

26. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the efficacy of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any said purpose.

For Bill Bettencourt:

Dated: February 18, 2009	By:	/s/ Bill Bettencourt
Bill Bettencourt

For TeleNav, Inc.:

Dated: February 18, 2009	By:	/s/ Douglas S. Miller

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